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Report of Independent Public Accountants

To ADC Telecommunications, Inc.:

    We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of ADC Telecommunications, Inc. and Subsidiaries included in this Form 10-K and have issued our report thereon dated November 22, 2000. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Minneapolis, Minnesota,
November 22, 2000

ADC Telecommunications Inc. and Subsidiaries

Schedule II—Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Year 2000
Reserves related to business restructuring, including force and facility consolidation	9.0	13.3	7.9	14.4
Year 1999
Reserves related to business restructuring, including force and facility consolidation	—	39.0	30.0	9.0
Year 1998
Reserves related to business restructuring, including force and facility consolidation	—	—	—	—

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ADC Telecommunications Inc. and Subsidiaries Schedule II—Valuation and Qualifying Accounts